Exhibit 10.10
AMENDMENT TO AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT effective as of July 1, 2012 (“Amendment”), to that certain consulting agreement dated as of February 22, 2011 (“Agreement”) by and between LAPOLLA INDUSTRIES, INC., a Delaware corporation (the “Company”) and JAY NADEL (“Nadel”).

WHEREAS, the Company and Nadel are the parties to the Agreement;

WHEREAS, the Company and Nadel wish to modify the Agreement as set forth in this Amendment in order to reduce Nadel’s cash compensation for consulting and advisory services from $16,667 per month to $13,333 per month as a result of the Company’s current financial condition; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both the Company and Nadel, the Company and Nadel agree as follows:

1.             SECTION 2(a) OF THE AGREEMENT, IS HEREBY AMENDED TO READ AS FOLLOWS:

“(a) Compensation.  Effective as of July 1, 2012, as compensation for the services to be rendered under this Agreement, Company shall pay Nadel Thirteen Thousand Three Hundred and Thirty-Three Dollars ($13,333) per month.

2.             SECTION 409A.  The arrangement set forth in the Agreement, as amended by this Amendment, is intended to comply with, and shall be administered, interpreted and construed in a manner consistent with Section 409A.  It is further intended that any payment or benefit provided pursuant to or under the Agreement or this Amendment that is considered to be a deferral of compensation within the meaning of Section 409A shall be paid and provided in a manner, and at such time and in such form, that complies with the applicable requirements of Section 409A to avoid the imposition of additional taxes or interest thereunder.

Notwithstanding any other provision of the Agreement or this Amendment, to the extent any amount payable under the Agreement or this Amendment would cause Nadel to be liable for the additional tax imposed under Section 409A, the Agreement and/or this Amendment shall be amended in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A; provided, however, that no such amendment shall deprive Nadel of a right accrued under the Agreement or this Amendment prior to the date of the amendment.

The Company does not guarantee any particular tax effect with respect to any payment provided for under the Agreement or this Amendment.  The Company shall not be liable for any payment that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under the Agreement or this Amendment as an amount includible in gross income under Section 409A.  Nadel shall remain liable for all taxes, interest or penalties imposed against him under Section 409A.

3.             RELEASE.  For valuable consideration from the Company, receipt of which is hereby acknowledged, Nadel releases and forever discharges the Company, its subsidiaries, affiliates, current and past officers, directors, agents, employees, successors and assigns, from any and all rights, causes of action, claims or demands, of any kind in tort or in contract, whether expressed or implied, which he has or may have against the Company related to this Amendment, including but not limited to, any such rights, causes of action, claims or demands under any equal employment opportunity law, ordinance, regulation or order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, as amended, 42 U.S.C. §1981 et seq., Executive Order 11246, as amended, the Americans with Disabilities Act, and any other applicable federal, state or local, constitutional or statutory provision, order or regulation.

4.             ENTIRE AGREEMENT.  This Amendment together with the Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and together shall supersede all prior agreements, if any, understanding and arrangements, oral or written, between the parties hereto with respect to such subject matter, and the terms and conditions of Nadel’s consulting services for the Company shall be governed solely pursuant to the terms of this Amendment and the Agreement.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern.

5.            EFFECTIVENESS.  Except as modified by this Amendment, the Agreement shall remain in full force and effect and shall remain binding upon the Company and Nadel; provided, however, that the provisions of this Amendment shall not be a triggering event or otherwise be deemed to give Nadel any cause to terminate the Agreement and shall not give Nadel any right to claim that any of the provisions of the Agreement (not otherwise modified pursuant to this Amendment) are invalid, including without limitation the Confidential Information and Non-Competition provisions of Sections 4 and 5 of the Agreement.

6.             CONSULTATION WITH INDEPENDENT COUNSEL.  Nadel represents to Company that he has been advised by Company to consult with independent counsel of his own choosing with respect to this Amendment and that he either has consulted with independent counsel or has voluntarily chosen not to do so.

7.            SEVERABILITY.  The invalidity or unenforceability of any particular provision of this Amendment shall not affect its other provisions, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

8.             GOVERNING LAW.  This Amendment shall be construed and governed in accordance with the laws of the State of Delaware.

9.             COUNTERPARTS.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or PDF shall be as effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Richard J. Kurtz, Chairman
Name:	Richard J. Kurtz
Title:	Chairman of the Board

EXECUTIVE

/s/ Jay Nadel
Jay Nadel